Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Geospatial Holdings, Inc.

Sarver, Pennsylvania

We consent to the use in this Registration Statement of Geospatial Holdings, Inc., on Form S-1 to be filed with the United States Securities and Exchange Commission on or about May 27, 2008, of our Independent Auditors’ Report dated August 27, 2007 covering the financial statements of Geospatial Mapping Systems, Inc. as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 26, 2006 (date of inception) to December 31, 2006.

/s/ CONNOLLY, GRADY & CHA, P.C.

Philadelphia, Pennsylvania

May 27, 2008